                                                                    EXHIBIT 99.2

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

  Report of independent public accountants..................     F-2

  Combined balance sheets as of December 31, 1999 and
    2000....................................................     F-3

  Combined statements of operations for the three years
    ended December 31, 2000.................................     F-4

  Combined statements of allocated net worth for the three
    years ended December 31, 2000...........................     F-5

  Combined statements of cash flows for the three years
    ended December 31, 2000.................................     F-6

  Notes to combined financial statements....................     F-7

                            ------------------------

    You should understand the following when reading the combined financial statements of the MCI group, which is an integrated business of WorldCom, Inc.:

    - WorldCom has presented the combined financial statements of the MCI group at substantially the same level of detail as the consolidated financial statements of WorldCom. WorldCom believes that investors will require detailed financial information for the MCI group to properly evaluate the market potential of MCI group stock.

    - the MCI group is a collection of WorldCom's MCI businesses and is not a separate legal entity;

    - the holders of the MCI group stock are shareholders of WorldCom and do not have an ownership interest in the MCI group or any company in the MCI group or a claim on any of the assets attributed to the MCI group;

    - the attribution of a portion of WorldCom's assets and liabilities to the MCI group does not affect WorldCom's ownership of these assets or responsibility for these liabilities and does not affect the rights of any creditor of WorldCom; and

    - the assets attributed to the MCI group could be subject to the liabilities attributed to the WorldCom group.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of WorldCom, Inc.:

    We have audited the accompanying combined balance sheets of MCI group (an integrated business of WorldCom, Inc.) (as described in Note 1) as of December 31, 1999 and 2000, and the related combined statements of operations, allocated net worth and cash flows for each of the years in the two-year period ended December 31, 2000. These financial statements are the responsibility of WorldCom, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the MCI group combined financial statements referred to above present fairly, in all material respects, the combined financial position of MCI group as of December 31, 1999 and 2000, and the combined results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the combined financial statements, effective January 1, 2000, MCI group changed its method of accounting for certain activation and installation fee revenues and expenses. Additionally, effective January 1, 1998, MCI group changed its method of accounting for start-up activities.

    MCI group is a fully integrated business of WorldCom, Inc. Accordingly, as described in Note 1, the MCI group's combined financial statements have been derived from the consolidated financial statements and accounting records of WorldCom, Inc. and, therefore, reflect certain assumptions and allocations. As more fully discussed in Note 1, the combined financial statements of MCI group should be read in conjunction with the audited consolidated statements of WorldCom, Inc.

    The financial statements of MCI group as of and for the year ended
December 31, 1998, were not audited by us and, accordingly, we do not express an opinion on them.

ARTHUR ANDERSEN LLP

Jackson, Mississippi
March 30, 2001

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                            COMBINED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1999           2000
                                                              --------       --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    70        $    41
  Accounts receivable, net of allowance for bad debts of
    $682 in 1999 and $514 in 2000...........................    2,009          1,835
  Deferred tax asset........................................       --             41
  Other current assets......................................      184            395
                                                              -------        -------
    Total current assets....................................    2,263          2,312
                                                              -------        -------
Property and equipment:
  Transmission equipment....................................      377            405
  Communications equipment..................................    1,895          2,227
  Furniture, fixtures and other.............................      659            676
  Construction in progress..................................      218            170
                                                              -------        -------
                                                                3,149          3,478
  Accumulated depreciation..................................     (758)        (1,232)
                                                              -------        -------
                                                                2,391          2,246
                                                              -------        -------
Goodwill and other intangible assets........................   10,056          9,909
Other assets................................................      105            168
                                                              -------        -------
                                                              $14,815        $14,635
                                                              =======        =======
LIABILITIES AND ALLOCATED NET WORTH
Current liabilities:
  Accounts payable and accrued line costs...................  $ 3,178        $ 2,438
  Payable to Worldcom group, net............................      976          1,625
  Other current liabilities.................................    1,337          1,022
                                                              -------        -------
    Total current liabilities...............................    5,491          5,085
                                                              -------        -------
Long-term liabilities, less current portion:
  Long-term debt............................................    6,000          6,000
  Deferred tax liability....................................      648            928
  Other liabilities.........................................      176            159
                                                              -------        -------
    Total long-term liabilities.............................    6,824          7,087
                                                              -------        -------
Commitments and contingencies

Allocated net worth.........................................    2,500          2,463
                                                              -------        -------
                                                              $14,815        $14,635
                                                              =======        =======

   The accompanying notes are an integral part of these combined statements.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN MILLIONS)

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 1998            1999       2000
                                                              -----------      --------   --------
                                                              (UNAUDITED)
Revenues....................................................    $ 7,808        $16,172    $16,335
                                                                -------        -------    -------
Operating expenses:
  Line costs................................................      3,319          7,087      7,177
  Selling, general and administrative.......................      2,441          5,071      5,162
  Depreciation and amortization.............................        317            757        884
  In-process research and development and other charges.....      1,251             --         --
                                                                -------        -------    -------
    Total...................................................      7,328         12,915     13,223
                                                                -------        -------    -------
Operating income............................................        480          3,257      3,112
Other income (expense):
  Interest expense..........................................       (512)          (506)      (512)
  Miscellaneous.............................................         --              5         --
                                                                -------        -------    -------
Income (loss) before income taxes and cumulative effect of
  accounting change.........................................        (32)         2,756      2,600
Provision for income taxes..................................        468          1,109      1,035
                                                                -------        -------    -------
Income (loss) before cumulative effect of accounting
  change....................................................       (500)         1,647      1,565
Cumulative effect of accounting change (net of income taxes
  of $22 in 1998 and $7 in 2000)............................        (36)            --        (10)
                                                                -------        -------    -------
Net income (loss)...........................................    $  (536)       $ 1,647    $ 1,555
                                                                =======        =======    =======

   The accompanying notes are an integral part of these combined statements.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                   COMBINED STATEMENTS OF ALLOCATED NET WORTH

                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000
                                 (IN MILLIONS)

Allocated deficit at December 31, 1997......................  $(5,065)
Funds attributed from WorldCom, Inc.........................    8,000
Net loss....................................................     (536)
Advances from WorldCom group, net...........................      551
                                                              -------
Allocated net worth at December 31, 1998....................    2,950
Net income..................................................    1,647
Advances to WorldCom group, net.............................   (2,097)
                                                              -------
Allocated net worth at December 31, 1999....................    2,500
Net income..................................................    1,555
Advances to WorldCom group, net.............................   (1,592)
                                                              -------
Allocated net worth at December 31, 2000....................  $ 2,463
                                                              =======

Note: Amounts presented prior to December 31, 1998 are unaudited.

   The accompanying notes are an integral part of these combined statements.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                             -----------------------------------------
                                                                1998             1999           2000
                                                             -----------       --------       --------
                                                             (UNAUDITED)
Cash flows from operating activities:
Net income (loss)..........................................    $  (536)        $ 1,647        $ 1,555
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Cumulative effect of accounting change...................         36              --             10
  In-process research and development and other charges....      1,251              --             --
  Depreciation and amortization............................        317             757            884
  Provision for losses on accounts receivable..............        183             621            774
  Provision for deferred income taxes......................        159             393            239
  Change in assets and liabilities, net of effect of
    business combinations:
    Accounts receivable....................................       (220)           (885)          (600)
    Other current assets...................................        (41)             24           (215)
    Accounts payable and other current liabilities.........        240             530           (960)
    Payable to WorldCom group, net.........................        259             555            649
  Other....................................................         --              11             --
                                                               -------         -------        -------
Net cash provided by operating activities..................      1,648           3,653          2,336
                                                               -------         -------        -------
Cash flows from investing activities:
  Capital expenditures--dial modems........................        (98)           (178)          (185)
  Capital expenditures--messaging equipment................        (65)            (87)           (35)
  Capital expenditures--all other..........................       (431)           (522)          (280)
  Acquisitions and related costs...........................     (1,589)           (292)            --
  Increase in intangible assets............................        (51)           (354)          (167)
  Proceeds from disposition of marketable securities.......         --               4              4
  Decrease (increase) in other assets......................         65               4            (94)
  Decrease in other liabilities............................        (23)            (85)           (16)
                                                               -------         -------        -------
Net cash used in investing activities......................     (2,192)         (1,510)          (773)
                                                               -------         -------        -------
Cash flows from financing activities:
  Advances from (to) WorldCom group, net...................        551          (2,097)        (1,592)
                                                               -------         -------        -------
Net cash provided by (used in) financing activities........        551          (2,097)        (1,592)
                                                               -------         -------        -------
Net increase (decrease) in cash and cash equivalents.......          7              46            (29)
Cash and cash equivalents at beginning of period...........         17              24             70
                                                               -------         -------        -------
Cash and cash equivalents at end of period.................    $    24         $    70        $    41
                                                               =======         =======        =======

   The accompanying notes are an integral part of these combined statements.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

(1)  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES--

DESCRIPTION OF BUSINESS AND ORGANIZATION:

    Organized in 1983, WorldCom, Inc., a Georgia corporation (the "Company") provides a broad range of communications services to both U.S. and non-U.S. based businesses and consumers. The Company is a global communications company utilizing an "on-net" strategy based on being able to provide service through its own facilities throughout the world instead of being restricted to a particular geographic location. The on-net approach allows the Company's customers to send data or voice communications across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving the Company's networks. The on-net approach provides the Company's customers with superior reliability and low operating costs. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

    The Company's core business is communications services, which includes voice, data, Internet and international services. The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

BASIS OF COMBINATION AND PRESENTATION:

    On November 1, 2000, the Company announced a realignment of its businesses with the distinct customer bases they serve. While WorldCom, Inc. will remain the name of the company, it will create two separately traded tracking stocks:

    - WorldCom group stock ("WorldCom stock") is intended to reflect the performance of the Company's data, Internet, international and commercial voice businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "WCOM", and

    - MCI group stock ("MCI stock") is intended to reflect the performance of the Company's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses and is expected to be quoted on The Nasdaq National Market under the trading symbol "MCIT".

    A tracking stock is a separate class of a company's common stock intended to provide a return to investors based upon the financial performance of a distinct business unit of the company, sometimes referred to as the targeted business. These targeted businesses are collections of businesses that the Company has grouped together in order for the Company to issue WorldCom group stock and MCI group stock. The ownership of the targeted business does not change, and while each of the classes of stock trade separately, all shareholders are common shareholders of a single company, WorldCom, Inc., and will be subject to all risks of an investment in the Company as a whole.

    Under the plan, which must be approved by the Company's shareholders, the Company will amend its articles of incorporation to effect a recapitalization that will replace the Company's existing common stock with two new series of Company common stock that are intended to reflect, or track, the performance of the businesses attributed to WorldCom group and MCI group. The Company expects to hold its shareholder meeting to vote on the recapitalization in the first half of 2001, and to effect the recapitalization shortly after the Company receives the necessary shareholder approval. No regulatory approvals are expected to be required.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1)  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
    If the Company's shareholders approve the recapitalization, each share of the Company's existing common stock will be changed into one share of WorldCom stock and 1/25 of a share of MCI stock. After the recapitalization, a common shareholder's ownership in WorldCom, Inc. will then be represented by two stocks: WorldCom stock and MCI stock.

    All assets reported in the accompanying combined financial statements are owned by the Company or one of its subsidiaries. These combined financial statements are based on the operations, attributed assets and attributed liabilities of MCI group and are not representative of any separately incorporated entity.

    The MCI group combined financial statements will provide MCI group shareholders with financial information about MCI group's operations. Investors in MCI stock and WorldCom stock will be shareholders of the Company and will be subject to risks related to all of the Company's businesses, assets and liabilities. The Company retains ownership and control of the attributed assets, attributed liabilities and operations of MCI group and WorldCom group. Financial effects of either group that affect the Company's consolidated results of operations or financial position could affect the results of operations or financial position of the other group or the market price of the other group's stock. Net losses of either MCI group or WorldCom group, and any dividends or distributions on, or repurchases of, MCI stock or WorldCom stock will reduce Company funds legally available for dividends on MCI stock or WorldCom stock. As a result, the MCI group combined financial statements should be read along with the Company's consolidated financial statements.

    The combined financial statements of MCI group reflect the results of operations, financial position, changes in allocated net worth and cash flows of MCI group as if MCI group was a separate group for the periods presented. The financial information included herein, however, may not necessarily reflect the combined results of operations, financial position, changes in allocated net worth and cash flows of MCI group had it been a separate, stand-alone group during the periods presented.

    For financial reporting purposes, the Company has attributed all of its consolidated assets, liabilities, shareholders' investment, revenues, expenses and cash flows to either WorldCom group or MCI group. The separate financial statements give effect to the allocation policies described below under "Intergroup Allocation Policies". Intergroup allocation policies adopted by the Company's Board of Directors can be rescinded or amended, or new policies may be adopted, at the discretion of the Board of Directors, without any prior approval of shareholders, although no such changes are currently contemplated.

    As integrated businesses, the Company has not historically prepared separate financial statements of WorldCom group and MCI group. The combined financial statements of MCI group reflect certain assets, liabilities, revenues and expenses directly attributable to MCI group as well as allocations based on methodologies deemed reasonable by management; however, the costs of such allocated services charged between WorldCom group and MCI group may not necessarily be indicative of the costs that would have been incurred if WorldCom group and MCI group had performed these functions entirely as stand-alone entities. The Company's Board of Directors will have the ability to control transfers of funds or other assets between WorldCom group and MCI group. The combined financial statements of MCI group are presented to provide additional disclosure related to the underlying businesses that comprise MCI group. Management intends on providing audited financial statements prepared in

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) accordance with accounting principles generally accepted in the United States, or GAAP, for MCI group as long as MCI stock is outstanding.

INTERGROUP ALLOCATION POLICIES:

    TRACKING STOCK POLICY STATEMENT

    The Company's Board of Directors has fiduciary duties to all shareholders of the Company, and no independent fiduciary duties to the holders of WorldCom stock and MCI stock. The Board of Directors of the Company has adopted a policy statement regarding WorldCom group and MCI group matters. The Company's Board of Directors or any special committee appointed by the Company's Board of Directors, may amend, modify or rescind the policies set forth in this policy statement from time to time at its sole discretion and without shareholder approval. The material provisions of the policy statement are as follows:

    GENERAL POLICY. The policy statement provides that all material matters as to which the holders of WorldCom stock and MCI stock may have potentially divergent interests will be resolved in a manner that the Board of Directors of the Company or any special committee appointed by the Board of Directors determines to be in the best interests of the Company as a whole, after giving due consideration to the potentially divergent interests and all other interests of the holders of the separate series of common stock of the Company that the Board of Directors or any special committee, as the case may be, deems relevant. The policy statement provides that the Company will manage the businesses in WorldCom group and MCI group in a manner intended to maximize the operations, assets and values of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

    Under this policy statement, all material transactions which are determined by the Company's Board of Directors to be in the ordinary course of business between WorldCom group and MCI group, except for those described in the paragraphs below, are intended to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

    CASH MANAGEMENT. Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by the Company's corporate headquarters on behalf of the groups. Under this centralized cash management system, MCI group will generally not be allocated any cash balances. Historically, the Company determined the amount of funding provided to MCI group based on actual cash used for capital and operating expenses, net of WorldCom group and MCI group cash receipts.

    CORPORATE ALLOCATIONS:

    Corporate allocations have been attributed and/or allocated to WorldCom group or MCI group based upon identification of the services specifically benefiting each group. Such corporate allocations may change at the discretion of the Company and do not require shareholder approval. Management believes that the allocation methodologies applied are reasonable. However, it is not practical to determine whether the allocated amounts represent amounts that would have been incurred on a stand alone basis. Management believes that the allocation methods developed will be comparable to the

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) expected future allocation methods. Explanations of the composition and the method of allocation for such items are described below.

    SHARED CORPORATE SERVICES. The Company has directly charged specifically identifiable costs to WorldCom group and MCI group. Where determinations based on specific usage alone were impracticable, the Company used other allocation methods that it believes are fair, including methods based on factors such as the number of employees and total revenues generated by each group. For the years ended December 31, 1998, 1999, and 2000, MCI group was allocated
$710 million, $1.6 billion and $1.9 billion of these costs, respectively.

    COMMERCIAL INTER-GROUP TRANSACTIONS. The MCI group is allocated a proportion, based on usage, of the Company's fiber optic system costs for use of the fiber optic systems, which are attributed to WorldCom group. For the years ended December 31, 1998, 1999 and 2000, fiber optic system costs allocated to MCI group were $118 million, $189 million and $373 million, respectively. In addition, WorldCom group is allocated a proportion, based on usage, of the Company's switching costs for use of the business voice switched services, which are attributed to MCI group and MCI group is allocated a corresponding decrease to depreciation expense which, for the years ended December 31, 1998, 1999 and 2000 totaled $20 million, $64 million and $87 million, respectively. Selling, general and administrative expenses for MCI group include allocated costs for MCI group's proportionate share of costs associated with buildings, furniture and fixtures attributed to WorldCom group, and the cost allocated to MCI group for use of the MCI tradenames as discussed below. For the years ended
December 31, 1998, 1999 and 2000, these allocated costs totaled $90 million, $331 million and $254 million, respectively.

    All other material commercial transactions in the ordinary course of business between the groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties and will be subject to the review and approval of the Board of Directors or any special committee. Neither group is under any obligation to use services provided by the other group, and each group may use services provided by a competitor of the other group if the Board of Directors or any special committee determines it is in the best interests of the Company as a whole.

    ALLOCATION OF INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been attributed to the respective groups based on specific identification and where acquired companies have been divided between WorldCom group and MCI group, the intangible assets have been attributed based on the respective fair values at date of purchase of the related operations attributed to each group. Management believes that this method of allocation is equitable and provides a reasonable estimate of the intangible assets attributable to WorldCom group and MCI group. All of the tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to WorldCom group. MCI group will be allocated an expense, and the WorldCom group will

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) be allocated a corresponding decrease in amortization expense for the use of the MCI tradenames for the next five years based on the following fee schedule:

                         YEAR ENDED
                        DECEMBER 31,
                        ------------
  2001......................................................  $27.5 million
  2002......................................................  $30.0 million
  2003......................................................  $35.0 million
  2004......................................................  $40.0 million
  2005......................................................  $45.0 million

    Any renewal or termination of use of the MCI tradename by MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom. For each of the years ended December 31, 1998, 1999 and 2000, an expense of $27.5 million per annum was allocated to the MCI group since the date of acquisition of MCI, for use of the MCI tradenames.

    FINANCING ARRANGEMENTS. As of January 1, 1999, $6.0 billion of our outstanding debt was notionally allocated to MCI group and $15.2 billion of our debt was notionally allocated to WorldCom group. The Company's debt was allocated between WorldCom group and MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends of each of the groups. In addition, management considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, in the allocation process. Management believes that the initial allocation is equitable and supportable by both WorldCom group and MCI group. The debt allocated to MCI group will bear interest at a rate indicative of the rate at which MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. Interest rates will be calculated on a quarterly basis. For purposes of the combined historical financial statements of each of the groups, debt allocated to MCI group was determined to bear an interest rate equal to the weighted average interest rate, excluding capitalized interest, of the Company's debt plus 1 1/4 percent. Interest allocated to WorldCom group reflects the difference between our actual interest expense and the interest expense charged to MCI group. Upon the recapitalization each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

    In 1999, the Company amended its existing $500 million receivables purchase agreement to $2.0 billion by including additional receivables eligible under the agreement. As of December 31, 2000, the purchaser owned an undivided interest in a $3.5 billion pool of receivables which includes the $1.95 billion sold, of which $1.1 billion and $374 million relate to MCI group, respectively. The receivables sold were assigned based on specific identification where practical, or allocated based on total revenues. Management believes that this method of allocation is equitable and provides a reasonable estimate of the receivables attributable to the groups.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company estimates the fair value of attributed MCI group financial instruments using available market information and appropriate valuation methodologies. The carrying amounts for cash

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) and cash equivalents accounts receivable, notes receivable, accounts payable, accrued liabilities and long-term debt approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments.

CASH AND CASH EQUIVALENTS:

    The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

Transmission equipment......................................  5 to 10 years
Communications equipment....................................  5 to 20 years
Furniture, fixtures, buildings and other....................  4 to 40 years

    The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists on property and equipment attributed to MCI group, a loss will be recognized by MCI group based on the amount by which the carrying value exceeds the fair value of the asset. If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

    Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

GOODWILL AND OTHER INTANGIBLE ASSETS:

    The major classes of intangible assets attributed to MCI group as of December 31, 1999 and 2000 are summarized below (in millions):

                                           AMORTIZATION PERIOD    1999      2000
                                           -------------------   -------   -------
Goodwill.................................     10 to 40 years     $ 9,284   $ 9,274
Developed technology.....................      5 to 10 years         510       510
Other intangibles........................      5 to 10 years         803     1,113
                                                                 -------   -------
                                                                  10,597    10,897
Less: accumulated amortization...........                           (541)     (988)
                                                                 -------   -------
Goodwill and other intangible assets,
  net....................................                        $10,056   $ 9,909
                                                                 =======   =======

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) Intangible assets are amortized using the straight-line method for the periods noted above.

    Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of MCI group.

    Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $200 million, $356 million and $160 million for the years ended December 31, 1998, 1999 and 2000, respectively.

RECOGNITION OF REVENUES:

    MCI group records revenues for telecommunications services at the time of customer usage. Service activation and installation fees are amortized over the average customer contract life.

CUMULATIVE EFFECT OF ACCOUNTING CHANGES:

    During the fourth quarter of 2000, MCI group implemented SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, MCI group retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $10 million, net of income tax benefit of $7 million. The pro forma effect of adopting SAB 101 on periods prior to January 1, 2000 was not material to MCI group's financial position or results of operations.

    MCI group adopted American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of the advanced messaging network of SkyTel Communications, Inc. ("SkyTel"), which are required to be expensed as incurred in accordance with this accounting standard.

INCOME TAXES:

    The federal and state income tax liabilities incurred by the Company and which are determined on a consolidated, combined, or unitary basis will be allocated between WorldCom group and MCI group in accordance with the Company's policy statement. The Company currently intends that the income tax expense for each group and the balance sheet allocation of the expense will be based on a comparison of the Company's tax expense with the hypothetical tax expense of MCI group. The tax expense allocable to MCI group will be the amount that MCI group would have incurred if it had filed tax returns as a separate taxpayer and the tax expense allocable to WorldCom group will be the excess, if any, of the Company's tax expense over the tax expense allocable to MCI group. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated those benefits. Had WorldCom group and MCI group filed

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) separate tax returns, the provision for income taxes and net income for each group would not have significantly differed from the amounts reported on the group's statements of operations for the years ended December 31, 1998, 1999 and 2000. However, the amounts of current and deferred taxes and taxes payable or refundable attributed to each group on the historical financial statements may differ from those that would have been allocated had WorldCom group or MCI group filed separate income tax returns.

    Deferred tax assets and liabilities are based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases.

EARNINGS PER SHARE:

    After the implementation of the recapitalization, the consolidated financial statements of the Company will present basic and diluted earnings per share for WorldCom stock and MCI stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom stock and MCI stock according to participation rights in undistributed earnings. The combined financial statements of MCI group will not present earnings per share because MCI stock is a series of common stock of the Company and MCI group is not a legal group with a capital structure.

    For purposes of the consolidated financial statements of the Company, basic earnings per share for MCI stock will be computed by dividing net income for the period by the number of weighted average shares of MCI stock then outstanding. Diluted earnings per share of MCI stock will be computed by dividing net income for the period by the weighted-average number of shares of MCI stock outstanding, including the dilutive effect of MCI stock equivalents.

CONCENTRATION OF CREDIT RISK:

    A portion of MCI group's revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service and Internet online services. As a result, MCI group has some concentration of credit risk among its customer base. MCI group performs ongoing credit evaluations of its larger customers' financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to MCI group in the event of nonpayment.

RECLASSIFICATIONS:

    Revenues and line costs for all periods reflect classification changes for reciprocal compensation and central office based remote access equipment sales which are now being treated as offsets to cost of sales. Reciprocal compensation represents a reimbursement of costs for call termination performed on behalf of other carriers' customers and is determined contractually based on fixed rate per minute charges to those carriers. Central office based remote access equipment sales represent the reimbursement of customer specific equipment costs incurred by MCI group on behalf of the customer as part of service provisioning. As such, MCI group determined that it is more appropriate to reflect these reimbursements net of cost. Previously, MCI group recorded these items on a gross basis as revenues. Revenues and line costs for all periods also reflect the reclassification of small business and

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED) consumer primary interexchange carrier charges, or PICC, from revenues to line costs. PICC are flat-rate charges mandated by the FCC which apply to telecommunications companies that connect to customers through a traditional phone company's facilities. Effective July 1, 2000, as a result of the FCC's Coalition for Affordable Local and Long Distance Services, or CALLs order, the PICC fee is billed directly to the customer by the traditional phone company rather than to MCI group and rebilled to the customer. Operating income, net income and the balance sheet are not affected by these reclassifications.

    The effects of these reclassifications on the accompanying combined statements of operations for the years ended December 31, 1998, 1999 and 2000 are as follows (in millions):

                                                           NEW PRESENTATION
                                                    ------------------------------
                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                    ------------------------------
                                                      1998       1999       2000
                                                    --------   --------   --------
Revenues..........................................   $7,808    $16,172    $16,335
Line costs........................................   $3,319    $ 7,087    $ 7,177

                                                           OLD PRESENTATION
                                                    ------------------------------
                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                    ------------------------------
                                                      1998       1999       2000
                                                    --------   --------   --------
Revenues..........................................   $8,134    $16,989    $17,137
Line costs........................................   $3,645    $ 7,904    $ 7,979

RECENTLY ISSUED ACCOUNTING STANDARDS:

    The Financial Accounting Standards Board's, or FASB's, Statement of Financial Accounting Standard, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for the Company as of January 1, 2001. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 must be applied to (a) derivative instruments and
(b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company has minimal exposure to derivative financial instruments which, as of December 31, 2000, primarily consist of option collar transactions designated as cash flow hedges of anticipated sales of an equity investment and various equity warrants. The Company believes the adoption of this standard will not have a material effect on MCI group's combined results of operations or financial position.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(1)  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-- (CONTINUED)
    In September 2000 the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occuring after March 31, 2001. The Company believes that the adoption of this standard will not have a material effect on MCI group's combined results of operations or financial position.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

    The accompanying combined financial statements for MCI group as of and for the year ended December 31, 1998 are unaudited. Management of MCI group is solely responsible for these financial statements, without benefit of independent accounting experts, and believes the 1998 combined financial statements have been prepared in conformity with GAAP using standards of materiality consistent with the audited combined financial statements for 1999 and 2000.

(2)  BUSINESS COMBINATIONS--

    The Company has acquired other telecommunications companies offering similar or complementary services to those offered by MCI group. These acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the three years ended December 31, 2000.

    On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI") for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into a wholly owned subsidiary of the Company. Upon consummation of the MCI Merger, the wholly owned subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

    The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a Company consolidated basis, $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.3 billion has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis. Such amounts have been allocated to

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(2)  BUSINESS COMBINATIONS-- (CONTINUED)
WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, MCI group has been allocated $775 million, $425 million and $7.0 billion of such IPR&D, developed technology and goodwill, respectively.

    On January 31, 1998, the Company acquired CompuServe Corporation ("CompuServe"), for approximately $1.3 billion, pursuant to the merger (the "CompuServe Merger") of a wholly owned subsidiary of the Company with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of the Company.

    As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.609375 shares of Company common stock, or approximately 56 million Company common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions:
Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger was accounted for as a purchase; accordingly, operating results for CompuServe attributed to MCI group have been included from the date of acquisition.

    On January 31, 1998, the Company also acquired ANS Communications, Inc. ("ANS"), from America Online, Inc. ("AOL"), for approximately $500 million, and entered into five year contracts with AOL under which the Company and its subsidiaries provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from the Company. The Company retained the CompuServe Network Services division. ANS provided Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan. The AOL Transaction was accounted for as a purchase; accordingly, operating results for ANS attributed to MCI group have been included from the date of acquisition.

    The purchase price in the CompuServe Merger and AOL Transaction was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a consolidated basis, $429 million was allocated to IPR&D. The remaining excess of approximately $1 billion has been recorded as goodwill, which is being amortized over 10 years on a straight-line basis. These amounts have been allocated to WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, MCI group has been allocated $302 million and $446 million of the IPR&D and goodwill, respectively.

    During 1998, 1999 and 2000, the Company recorded other liabilities of $2.2 billion, $582 million and $29 million, respectively, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31, 1998, 1999 and 2000, other liabilities attributed to MCI group related to these accruals totaled $200 million, $160 million and $106 million, respectively.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(3)  IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES--

    The following table reflects the components of the significant items included in MCI group's IPR&D and other charges in 1998 (in millions):

                                                                 1998
                                                              -----------
                                                              (UNAUDITED)
IPR&D.......................................................     $1,232
Alignment and other exit activities.........................         19
                                                                 ------
                                                                 $1,251
                                                                 ======

    In 1998, MCI group recorded a pre-tax charge of $19 million related to minimum contractual network lease commitments that expire between 1999 and 2001, for which MCI Group will receive no future benefit due to the migration of traffic to owned facilities.

    In connection with 1998 business combinations, the Company made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates. Based on the respective fair values of the related operations allocated to each group, $1.2 billion of the IPR&D charge was allocated to MCI group. Management believes that this method of allocation provides a reasonable estimate of the IPR&D charges attributable to each group.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(4)  LONG-TERM DEBT--

    The Company's outstanding debt as of December 31, 1999 and 2000 consists of the following (in millions):

                                                        1999                                  2000
                                         -----------------------------------   -----------------------------------
                                         EXCLUDING                             EXCLUDING
                                         EMBRATEL    EMBRATEL   CONSOLIDATED   EMBRATEL    EMBRATEL   CONSOLIDATED
                                         ---------   --------   ------------   ---------   --------   ------------
Commercial paper and credit
  facilities...........................  $  2,875    $    --      $  2,875     $  3,629    $    --      $  3,629
Floating rate notes due 2001-2002......     1,000         --         1,000        1,560         --         1,560
7.88% - 8.25% Notes Due 2003-2010......        --         --            --        3,500         --         3,500
7.38% Notes Due 2006-2011..............        --         --            --        2,000         --         2,000
6.13% - 6.95% Notes Due 2001-2028......     6,100         --         6,100        6,100         --         6,100
7.13% - 7.75% Notes Due 2004-2027......     2,000         --         2,000        2,000         --         2,000
8.88% - 13.5% Senior Notes Due
  2002-2006............................       689         --           689          672         --           672
7.13% - 8.25% Senior Debentures Due
  2023-2027............................     1,438         --         1,438        1,436         --         1,436
6.13% - 7.50% Senior Notes Due
  2004-2012............................     2,142         --         2,142        1,934         --         1,934
15% note payable due in annual
  installments through 2000............        --        440           440           --         --            --
Capital lease obligations, 7.00% -
  11.00% (maturing through 2002).......       483         --           483          413         --           413
Other debt (maturing through 2008).....       148        828           976          518      1,134         1,652
                                         --------    -------      --------     --------    -------      --------
                                           16,875      1,268        18,143       23,762      1,134        24,896
Notional debt allocated to WorldCom
  group................................   (10,875)    (1,268)      (12,143)     (17,762)    (1,134)      (18,896)
                                         --------    -------      --------     --------    -------      --------
Notional debt allocated to MCI group...  $  6,000    $    --      $  6,000     $  6,000    $    --      $  6,000
                                         ========    =======      ========     ========    =======      ========

    As of January 1, 1998, $6.0 billion of debt was notionally allocated by the Company to MCI group with the remaining debt notionally allocated to WorldCom group. See Note 1 for a more detailed description of how the Company allocates debt to the groups and Note 5 of the Company's consolidated financial statements for additional debt descriptions.

(5)  SHAREHOLDER RIGHTS PLAN--

    Under the Company's existing shareholder rights plan, each share of Company common stock has associated with it one preferred stock purchase right entitling its holder to purchase a designated number of shares of Company preferred stock under the circumstances provided for in the rights agreement. Upon shareholder approval of the recapitalization, the Company will amend and restate the shareholder rights plan to provide shareholder rights to both WorldCom group and MCI group shareholders with generally the same terms and conditions as the current rights agreement. See Note 8 to the Company's consolidated financial statements for a more detailed description of the existing shareholder rights plan.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(6)  LEASES AND OTHER COMMITMENTS--

    The Company leases office facilities and equipment under non-cancelable operating and capital leases and is also obligated under various rights-of-way agreements having initial or remaining terms of more than one year and allocates rent expense on these leases attributable to WorldCom group and MCI group in accordance with the Company's allocation policies. Rental expense allocated to MCI group under these operating leases was $110 million, $163 million and $189 million in 1998, 1999 and 2000, respectively.

    The MCI group is an integrated business of the Company and is therefore subject to all the Company's liabilities and obligations, including lease and other commitments. See Note 9 to the Company's consolidated financial statements for a description of the Company's leases and other commitments.

(7)  CONTINGENCIES--

    MCI group shareholders are subject to all of the risks related to an investment in the Company and MCI group, including the effects of any legal proceedings and claims against WorldCom group. See Note 10 to the Company's consolidated financial statements for information related to the Company's contingencies.

(8)  EMPLOYEE BENEFIT PLANS--

STOCK OPTION PLANS:

    The Company has several stock option plans under which options to acquire shares of Company common stock may be granted to directors, officers and employees of WorldCom group and MCI group. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the board of directors; however, no options are exercisable for more than 10 years after date of grant.

401(k) PLANS:

    The Company offers its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,500. The Company matches individual employee contributions in selected plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses allocated to MCI group relating to the Company's 401(k) plans were $14 million, $63 million and $68 million for the years ended December 31, 1998, 1999 and 2000, respectively.

PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS:

    The Company maintains various defined benefit plans and other post-retirement benefit plans that cover selected eligible employees of WorldCom group and MCI group. Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(8)  EMPLOYEE BENEFIT PLANS-- (CONTINUED)
    See Notes 11 and 12 to the Company's consolidated financial statements for additional disclosures related to employee benefit plans.

(9)  INCOME TAXES--

    The MCI group combined balance sheets reflects the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in the assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss ("NOL") carryforwards as measured in MCI group's combined financial statements and as measured by tax laws using enacted tax rates.

    The provision for income taxes is composed of the following (in millions):

                                                 1998           1999        2000
                                              -----------      ------      ------
                                              (UNAUDITED)
Current.....................................     $309          $  716      $  796
Deferred....................................      159             393         239
                                                 ----          ------      ------
Total provision for income taxes............     $468          $1,109      $1,035
                                                 ====          ======      ======

    The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:

                                                      1998       1999    2000
                                                   -----------   -----   -----
                                                   (UNAUDITED)
Expected statutory amount........................      (35.0)%    35.0%   35.0%
Nondeductible amortization of excess of cost over
  net tangible assets acquired...................       67.3       3.0     3.1
State income taxes...............................       (2.6)      2.5     2.6
Charge for in-process research and development...    1,447.9        --      --
Other............................................      (15.1)     (0.3)   (0.9)
                                                    --------     -----   -----
Actual tax provision.............................    1,462.5%     40.2%   39.8%
                                                    ========     =====   =====

    The following is a summary of the significant components of MCI group's attributed deferred tax assets and liabilities as of December 31, 1999 and 2000 (in millions):

                                                      1999                     2000
                                             ----------------------   ----------------------
                                              ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                             --------   -----------   --------   -----------
Fixed assets...............................    $--         $(611)       $ --       $  (822)
Goodwill and other intangibles.............     64            --          45            --
Accrued liabilities........................     --          (102)         --          (102)
Tax credits................................     31            --          68            --
Other......................................     --           (30)         --           (76)
                                               ---         -----        ----       -------
                                               $95         $(743)       $113       $(1,000)
                                               ===         =====        ====       =======

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(10)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--

    Interest paid by MCI group during the years ended December 31, 1998, 1999 and 2000 amounted to $506 million, $490 million and $564 million, respectively. Income taxes paid, net of refunds, during the years ended December 31, 1998, 1999 and 2000 were $38 million, $71 million and $424 million, respectively.

    In conjunction with business combinations attributed to MCI group, assets acquired and liabilities assumed, including revisions to previously recorded acquisitions, were as follows (in millions):

                                                                 1998         1999       2000
                                                              -----------   --------   --------
                                                              (UNAUDITED)
Fair value of assets acquired...............................     $1,949       $154       $ --
Goodwill and other intangible assets........................     10,829        190         --
Liabilities assumed.........................................     (3,189)       (52)        --
Company common stock issued.................................     (8,000)        --         --
                                                                 ------       ----       ----
Net cash paid...............................................     $1,589       $292       $ --
                                                                 ======       ====       ====

(11)  SEGMENT AND GEOGRAPHIC INFORMATION--

    Based on its organizational structure, MCI group operates in four reportable segments: Consumer, Wholesale, Alternative channels and small business and Dial-up Internet. MCI group's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. Consumer includes domestic voice communications services for consumer customers. Wholesale includes voice and data domestic communications services for wholesale customers. Alternative channels and small business includes domestic long distance voice and data, agents, prepaid calling cards and paging services provided to alternative wholesale and small business customers. Dial-up Internet includes dial-up Internet access services.

    The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's network facilities, which do not make a distinction between the types of services. Profit and loss information is reported only on a combined basis to the chief operating decision-maker and the Company's Board of Directors.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(11)  SEGMENT AND GEOGRAPHIC INFORMATION-- (CONTINUED)
    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Information about MCI group's segments is as follows (in millions):

                                     REVENUES FROM                   SELLING, GENERAL AND                       CAPITAL
                                  EXTERNAL CUSTOMERS                ADMINISTRATIVE EXPENSES                  EXPENDITURES
                           ---------------------------------   ---------------------------------   ---------------------------------
                              1998         1999       2000        1998         1999       2000        1998         1999       2000
                           -----------   --------   --------   -----------   --------   --------   -----------   --------   --------
                           (UNAUDITED)                         (UNAUDITED)                         (UNAUDITED)
Consumer.................    $2,204      $ 7,590    $ 7,782      $  904       $3,275     $2,807       $139         $235       $146
Wholesale................     2,896        3,943      3,388         581          620        522        263          192         94
Alternative channels and
  small business.........     1,706        3,142      3,541         665          808      1,015         94          182         75
Dial-up Internet.........     1,002        1,497      1,628         291          368        426         98          178        185
Corporate--other
  charges................        --           --         --          --           --        345         --           --         --
SAB 101..................        --           --         (4)         --           --         47         --           --         --
                             ------      -------    -------      ------       ------     ------       ----         ----       ----
Total....................    $7,808      $16,172    $16,335      $2,441       $5,071     $5,162       $594         $787       $500
                             ======      =======    =======      ======       ======     ======       ====         ====       ====

    The following is a reconciliation of the segment information to income before income taxes and cumulative effect of accounting change (in millions):

                                                  1998        1999      2000
                                               -----------   -------   -------
                                               (UNAUDITED)
Revenues.....................................    $7,808      $16,172   $16,335
Operating expenses...........................     7,328       12,915    13,223
                                                 ------      -------   -------
Operating income.............................       480        3,257     3,112
Other income (expense):
  Interest expense...........................      (512)        (506)     (512)
  Miscellaneous..............................        --            5        --
                                                 ------      -------   -------
Income (loss) before income taxes and
  cumulative effect of accounting change.....    $  (32)     $ 2,756   $ 2,600
                                                 ======      =======   =======

    Information about MCI group's operations by geographic areas are as follows (in millions):

                                   1998                            1999                            2000
                       -----------------------------   -----------------------------   -----------------------------
                                (UNAUDITED)
                       REVENUES    LONG-LIVED ASSETS   REVENUES    LONG-LIVED ASSETS   REVENUES    LONG-LIVED ASSETS
                       ---------   -----------------   ---------   -----------------   ---------   -----------------
United States........   $ 7,628         $1,873          $15,961         $2,330          $16,066         $2,173
International........       180             46              211             61              269             73
                        -------         ------          -------         ------          -------         ------
Total................   $ 7,808         $1,919          $16,172         $2,391          $16,335         $2,246
                        =======         ======          =======         ======          =======         ======

(12)  RELATED PARTY TRANSACTIONS--

   See Note 18 to the Company's consolidated financial statements for information pertaining to the Company's related party transactions.

              MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

                               DECEMBER 31, 2000

(13)  UNAUDITED QUARTERLY FINANCIAL DATA--

                                                                                QUARTER ENDED
                                            -------------------------------------------------------------------------------------
                                                 MARCH 31,             JUNE 30,            SEPTEMBER 30,         DECEMBER 31,
                                              1999       2000       1999       2000       1999       2000       1999       2000
                                              ----       ----       ----       ----       ----       ----       ----       ----
                                                                                (IN MILLIONS)
Revenues:
  Previously reported.....................   $4,096     $4,428     $4,116     $4,450     $4,343     $4,351     $4,434     $3,912
  Revenue reclassifications...............     (217)      (244)      (191)      (263)      (209)      (157)      (200)      (138)
  SAB 101.................................       --         (1)        --         (1)        --         (1)        --         (1)
                                             ------     ------     ------     ------     ------     ------     ------     ------
  Revenues, as reported...................    3,879      4,183      3,925      4,186      4,134      4,193      4,234      3,773

Operating income:
  Previously reported.....................      824      1,047        790      1,036        867        726        776        354
  SAB 101.................................       --        (13)        --        (13)        --        (13)        --        (12)
                                             ------     ------     ------     ------     ------     ------     ------     ------
  Operating income, as reported...........      824      1,034        790      1,023        867        713        776        342

Income before cumulative effect of
  accounting change:
  Previously reported.....................      419        555        397        548        443        360        388        132
  SAB 101.................................       --         (8)        --         (7)        --         (8)        --         (7)
                                             ------     ------     ------     ------     ------     ------     ------     ------
  As reported.............................      419        547        397        541        443        352        388        125

Net income:
  Previously reported.....................      419        555        397        548        443        360        388        132
  SAB 101.................................       --        (18)        --         (7)        --         (8)        --         (7)
                                             ------     ------     ------     ------     ------     ------     ------     ------
  Net income, as reported.................      419        537        397        541        443        352        388        125

    See Note 1 for additional information related to MCI group's revenue reclassifications and adoption of SAB 101.

    Results for the quarter ended September 30, 2000 include a $345 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.